LIVE Entertainment Inc.
                            15400 Sherman Way
                                Suite 500
                       Van Nuys, California  91406


                                               DATE:  As of January 1, 1997


Roger A. Burlage
5451 North Newcastle Lane
Calabasas, California  91302

     Re:  Employment Agreement

Dear Mr. Burlage:

     When executed by you ("Executive") and by a duly authorized representative of LIVE Entertainment Inc., a Delaware corporation ("Company"), this letter will set forth the terms and conditions of your employment. This Agreement replaces as of January 1, 1997, the Employment Agreement between us dated as of December 23, 1993, as amended, which will be deemed fully performed by both parties thereto.

1.   Services

     1.1 Employment. Company employs Executive during the Term (as hereinafter defined) to serve as the Chairman of the Board and Chief Executive Officer of Company, and to render such other services ("Services"), as Company or corporations controlled by, directly or indirectly, Company ("Company's Affiliates"), may from time to time reasonably request which are consistent with the duties Executive is to perform and Executive's stature and experience. Executive shall comply with all of the reasonable and customary employment policies of Company and its Affiliates, not inconsistent herewith. The Services shall be generally performed at the principal offices of Company, currently in Van Nuys, California. In addition, the Services may be performed by Executive from time to time on a temporary travel basis at such other locations as Company shall reasonably request consistent with its reasonable business needs. Executive agrees to perform such Services in a competent and professional manner, consistent with the skills to be possessed by a senior executive officer in Company's business.

     1.2 Reporting Requirements and Authority. Executive shall report to the Board of Directors of Company, or the Executive Committee thereof. Except for those officers and employees subject to election by the Board of Directors of Company Executive shall have the authority to select and employ all staff necessary to conduct the business of Company and each of its subsidiaries, and all such staff shall ultimately report to, and be subject to the control and direction of, Executive.

     1.3 Public Board. Executive acknowledges that the Company may not remain as a public corporation and that the failure of the Company to so remain shall not be a breach hereunder.

     1.4 Ownership of Properties. Company, as employer, shall own, and Executive hereby transfers and assigns to Company, all rights in and to any material and/or ideas written, suggested or submitted by Executive during the Term and all other results and proceeds of the Services (the "Properties"). Company and its licensees and assigns shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Properties or any part thereof written or submitted by Executive and to combine the same with other works to any extent, and to change or substitute the title thereof and in this connection Executive hereby waives any so-called "moral rights" of authors. Executive agrees to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence its ownership of the results and proceeds of Executive's services; provided, however, that nothing in this Section 1.4 shall be deemed in any manner to restrict or qualify Executive's ownership or right to exploit Executive's personal memoirs.

     1.5  Term/Exclusivity

          1.5.1 The Term of this Agreement shall commence and this Agreement shall become effective on the date hereof, and shall end on December 31, 2000 unless extended or sooner terminated in accordance with the provisions of this Agreement (the "Term").

          1.5.2 The Services shall be rendered on a full time basis during normal working hours and all services of Executive shall be exclusive to Company; provided, however, that Executive may engage in other business activities with Company's prior written consent which consent shall not be unreasonably withheld provided that such other business activities shall not constitute a Competitive Business (as defined in Section 1.5.3 hereof), and shall not adversely affect the performance of Executive's Services hereunder. Executive acknowledges that Executive's performances and services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law for damages and that a breach by Executive of the terms hereof (including without limitation this Section 1.5 and Section 1.7) will cause Company irreparable injury. Executive agrees that Company is entitled to seek injunctive and other equitable relief to prevent a breach or threatened breach of this Agreement, which shall be in addition to any other rights or remedies to which Company may be entitled.

          1.5.3 During the term of this Agreement and of Executive's employment by Company (the "Restricted Period"), Executive shall not, directly or indirectly, (i) engage in any business for his own account which is competitive with the Businesses of Company or Company's Affiliates (collectively, "Competitive Business") so long as Company or Company's Affiliates (as the case may be) continue to engage in such business; (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business; (iii) become interested in a Competitive Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or (iv) induce any customer or supplier of Company or Company's Affiliates to terminate its relationship with Company or Company's Affiliates (as the case may be). Notwithstanding anything to the contrary, Executive may acquire and/or retain, solely as an investment, and take customary actions to maintain and preserve Executive's ownership of:

               A.   securities of any corporation which are
registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and which are publicly traded, as long as Executive is not part of any control group of such corporation (the Company is aware that Executive holds shares and options in Trimark Holdings, Inc. and such holdings are not in conflict with this
Section 1.5.3A.); and

               B.   any securities of a partnership, trust,
corporation or other person so long as Executive remains a passive investor in that entity and does not become part of any control group thereof (except in a passive capacity) and so long as such entity is not, directly or indirectly, in competition with Company or its Affiliates.

     1.6 Offices. Company may from time to time appoint Executive to one or more offices of Company's subsidiaries or Affiliates and to elect Executive to the Board of Directors of such subsidiaries or Affiliates. Executive agrees to accept such offices if consistent with his stature and experience and with the type of offices previously held by Executive.

     1.7 Confidentiality. Executive acknowledges that his Services will, throughout the Term, bring Executive into close contact with many confidential affairs of Company and its Affili-

ates, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. Executive further acknowledges that the businesses of Company and its Affiliates are international in scope, that their products are marketed throughout the world, that Company and its Affiliates compete in nearly all of their business activities with other organizations which are or could be located in nearly any part of the world and that the nature of Executive's Services, position and expertise are such that he is capable of competing with Company and its Affiliates from nearly any location in the world. In recognition of the foregoing, Executive covenants and agrees:

          1.7.1 that Executive will keep secret all material confidential matters of Company and its Affiliates which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of Company or its Affiliates, either during or after the Term, except with Company's written consent and except for such disclosure as is necessary in the performance of Executive's duties during the Term; and

          1.7.2 that Executive will deliver promptly to Company on termination of the Term or at any other time Company may so request, at Company's expense, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to Company's and its Affiliates' business, which Executive obtained while employed by, or otherwise serving or acting on behalf of, Company, or which Executive may then possess or have under his control.

     1.8 Indemnification. Executive shall be entitled throughout the Term to the benefit of the indemnification provisions contained on the date hereof in the Bylaws of Company notwithstanding any future changes therein, to the extent permitted by applicable law at the time of the assertion of any liability against Executive, and to the most favorable indemnification provisions or agreements available to any other senior executive or Director of Company.

2.   Compensation

     As compensation and consideration for all Services provided by Executive during the Term pursuant to this Agreement, Company agrees to pay to Executive the compensation set forth below.

     2.1 Fixed Annual Compensation. For the period commencing on the effective date hereof and ending on December 31, 1997 Executive shall receive Fixed Annual Compensation in the amount of Six Hundred Ten Thousand Dollars ($610,000). For the period commencing on January 1, 1998 and ending on December 31, 1998 Executive shall receive Fixed Annual Compensation in the amount of Six Hundred Seventy-One Thousand Dollars ($671,000). For the period commencing on January 1, 1999 and ending on December 31, 1999 Executive shall receive Fixed Annual Compensation in the amount of Seven Hundred Thirty-Eight Thousand Dollars ($738,000). For the period commencing on January 1, 2000 and ending on December 31, 2000 Executive shall receive Fixed Annual Compensation in the amount of Eight Hundred Twelve Thousand Dollars ($812,000). Executive's Fixed Annual Compensation shall be payable in equal installments on Company's regular pay dates following commencement of the Term.

     2.2 Incentive Compensation. Executive shall receive an annual bonus equal to two percent (2%) of the Company's earnings before interest and taxes on income ("EBIT") determined in accordance with generally accepted accounting principles and the Company's regular accounting methods, in excess of $10,000,000 per annum ("Incentive Compensation"). Incentive Compensation in any year shall be capped at 100% of Fixed Annual Compensation for the applicable year. The determination of Executive's annual Incentive Compensation shall be based upon a report by the Company's regular outside accounting firm (the "Accounting Firm") prepared upon completion of the Company's regular year-end audits, delivered to a committee of two independent Board members who shall verify such calculation and cause the Company to pay such Incentive Compensation no later than fifteen (15) days after completion of the Company's year-end audit, but no later than May 1 of the following year. Any dispute concerning the calculation of Incentive Compensation shall be settled by a big six" accounting firm not regularly engaged by the Company and reasonably acceptable to Company and Executive.

     2.3 Stock Options. Upon Executive's execution of the stock option agreement referred to hereinafter in this Section 2.3, as a special inducement to Executive, Company will grant to Executive options to acquire 183,276 (representing 5% of the Company's fully diluted Common Stock equity of the Company before the completion of the Company's 1997 Equity Rationalization Program) shares of Company's Common Stock at the closing price of Company's Common Stock on the date of approval of this provision by the Company's Stock Option Committee (the "Options"), with the Options to vest as follows (unless they vest earlier as provided in Section 3.2.2 or Section 3.3.3 (b)):

          (i)  45,819 Options will vest on December 31, 1997;
          (ii) an additional 45,819 Options will vest on December
31, 1998;
          (iii) an additional 45,819 Options will vest on December 31, 1999;
          (iv) the final 45,819 Options will vest on December 31, 2000.

The Options which have vested on or before termination of employment may be exercised until the earlier of: (a) ten (10) years from the date hereof, (b) three (3) years after termination of employment unless due to Executive's Material Breach (as hereinafter defined); or (c) sixty (60) days after termination of employment due to Executive's Material Breach. The Options will be subject to such additional terms and conditions as may be set forth in Company's 1988 Stock Option and Stock Appreciation Rights Plan, as amended through March 1997 or any successor or replacement stock option plan (the "Option Plan"), as well as the form of stock option agreement. In the event of a merger of the Company, the Options will be converted into substantially similar options to receive substantially the same consideration as received by the holders of the Company's Common Stock, as determined by the Company's Stock Option Committee. The Company covenants that it shall secure shareholder approval for the Options and shall register the shares underlying the Options with the Securities and Exchange Commission on Form S-8 (if available for such purpose) on or before the first anniversary hereof. The options may be assigned to a trust established for the benefit of Executive's family, if to do so does not make the underlying shares ineligible for registration of Form S-8.

          In addition, within 12 months following completion of the Company's 1997 Equity Rationalization Program, the Company's Stock Option Committee will undertake to increase the the number of stock options granted to Executive in consideration of the substantial increase in the number of shares of the Company's Common Stock expected to be outstanding at that time.

          Finally, all options held by Executive on the date of a Change of Control (as hereinafter defined), including those granted hereunder, shall vest on the date of the Change of Control.

     2.4 Special Inducements. As a special inducement to Executive to enter into this Agreement, during the Term, Company agrees as follows:

          2.4.1 To provide to Executive a life insurance policy ("Life Insurance Benefits") structured as the Company and Executive shall agree, and long term disability insurance coverage of the type generally provided to the senior executives of Company ("Disability Benefits") with total premiums not in excess of $26,000 per year.

          2.4.2 To provide Executive with a luxury automobile consistent with Executive's stature with Company for business purposes, or reimbursement to Executive of Executive's cost for such an automobile. In addition, Company shall pay all costs of reasonable maintenance, repair and insurance on such automobile ("Automobile Benefits"). Executive covenants and agrees that he shall operate any automobile provided by the Company hereunder with "reasonable care." Executive further agrees that Company shall retain title to such automobile. At the end of the Term, Executive shall have the right to acquire any automobile provided by Company at its then lease retention price. Upon exercise of such right by Executive and transfer to Executive of title to the automobile, Company shall no longer be responsible for the payment of any costs described herein.

          2.4.3 During each year of the Term, to provide Executive a paid vacation of up to four (4) weeks. Such vacation shall be taken at such time or times during the applicable year as may be determined by Executive subject to Company's business needs ("Vacation Benefits"). Any additional vacation period shall be determined by Company consistent with the general customs and practices of Company applicable to its executives.

          2.4.4 To provide, as additional compensation, health insurance coverage of the type generally provided to the senior executives of Company ("Health Insurance Benefits").

          2.4.5 Company shall increase Executive's compensation in an amount sufficient to pay Executive's monthly membership dues for the business use of a local country club (the "Club") for the Term hereof, but in no event in excess of $10,000 per year. In addition, Company agrees to provide Executive with an interest free loan of up to $60,000 to allow Executive to purchase an equity membership in such Club ("Club Benefits"). Upon termination of Executive's employment hereunder for any reason, Executive shall return to Company, in cash, the amount provided by Company to purchase such membership.

The foregoing Life Insurance Benefits, Disability Benefits, Health Insurance Benefits, Automobile Benefits, Vacation Benefits and Club Benefits shall be hereinafter referred to as "Special Benefits."

     2.5 Additional Benefits. Without limiting any other provision hereof, Executive shall be entitled to participate in any profit-sharing, pension, health, vacation, insurance or other plans, benefits or policies available to the senior executive employees of Company and not duplicative of those provided herein on the terms determined by the Company in its sole and absolute discretion from time to time, and will be entitled to reimbursement of his reasonable and customary business expenses (including first-class travel) incurred on behalf of Company or Company's Affili-

ates, including travel for Executive's spouse when reasonably required for business purposes ( Additional Benefits ).

3.   Termination

     3.1  Termination by Company.

          3.1.1 Executive Material Breach. Company shall have the right, at its election, to terminate the Term, by written notice to Executive to that effect, only for "good cause" defined for this purpose to mean (i) material and repeated instances of misconduct or habitual inability to perform the Services, or violation of Company's published policies or procedures after written notice, (ii) a single act so grievous as to constitute the equivalent of such repeated instances (including, without limitation, theft, misappropriation of Company's assets, or sexual harassment), (iii) unauthorized disclosure of confidential information which is materially damaging to the Company, or (iv) a material breach of any covenant, condition, agreement or term of this Agreement ("Executive's Material Breach") and only if Company shall have given written notice to Executive specifying the claimed cause or breach and, provided such breach is curable, Executive fails to correct the claimed breach or fails to alter the objectional pattern of conduct specified in the applicable written notice as soon as practical thereafter but no later than thirty
(30) days after receipt of the applicable notice or such longer time as may be reasonably required by the nature of the claimed breach. However, in no event shall a material breach of the provisions of Sections 1.7 or 3.1.1(i), (ii) or (iii) be subject to cure.

          3.1.2 Effect of Termination by Company. Should the Term be terminated by Company by reason of Executive's Material Breach, Executive shall have no right to any further Fixed Annual Compensation from and after termination, or to any Incentive Compensation, Special Benefits, or Additional Benefits accruing for the fiscal year of termination or thereafter, and all Options not then vested shall terminate.

     3.2  Termination by Executive.

          3.2.1 Company's Material Breach. Executive shall have the right, at his election, to terminate the Term by written notice to Company to that effect if Company shall have failed to substantially comply with or perform a material condition or covenant of this Agreement ("Company's Material Breach"); provided that, if such breach is curable, termination for Company's Material Breach will not be effective until Executive shall have given written notice specifying the claimed breach and Company fails to correct the claimed breach within thirty (30) days after the receipt of the applicable notice or such longer time as may be reasonably required by the nature of the claimed breach (but within five (5) business days, if the failure to perform is a failure to pay monies when due under the terms of this Agreement).

          3.2.2 Effect of Termination by Executive. Subject to the provisions of Section 3.4 below, should Executive terminate the Term due to Company's Material Breach, Company shall, for the then remainder of the Term, pay to Executive or provide Executive with:

          (i)  Executive's Fixed Annual Compensation,

          (ii) Incentive Compensation,

          (iii)     Life Insurance and Disability,

          (iv) Health Insurance, and

          (v)  Automobile Benefits.

In addition, all Options shall vest on the date of such termination. Executive also shall receive, through the date of termination, such Vacation Benefits accrued but unpaid through such date. All other benefits shall cease on the date of termination of employment.

          Should Executive terminate the Term other than for Company's Material Breach, such termination shall be treated as a termination by the Company for Executive's Material Breach.

     3.3  Executive's Death or Disability.

          3.3.1 Death. The Term shall immediately terminate upon Executive's death as certified in accordance with the provisions of California law ("Death").

          3.3.2     Disability.  As used herein, the term "Disabil-

ity" shall have such meaning as set forth in Company's disability policy in effect as of the date hereof. If there is no Company disability policy in effect on the date of a potential Disability, the term "disability" shall mean Executive becoming unable to perform the Services as a result of his permanent or temporary, total or partial, physical or mental disability. In such event, absent a Material Breach by Executive, Company shall not have the right (notwithstanding any other provision of this Agreement to the contrary) to terminate the Term due to Disability prior to the expiration of the Disability Period. As used herein, the term "Disability Period" shall mean the period commencing on the first day of the calendar month following the month during which such Disability occurs and ending on the first to occur of the following: (i) the expiration of the Term; (ii) if the Disability is continuous throughout the six (6) consecutive months following the month during which the Disability occurs, then the last day of such sixth consecutive calendar month; and (iii) if the Disability is intermittent and shall exist throughout each of any twelve (12) calendar months following the month during which the Disability occurs, then the last day of such twelfth calendar month.

          3.3.3     Effect of Death or Disability.

               (a) Fixed Annual Compensation, Special Benefits and Additional Benefits: Should the Term be terminated in accordance with the provisions of Sections 3.3.1 or 3.3.2 by reason of Executive's Death or Disability, Executive or his estate (as the case may be) shall have no right to any further Fixed Annual Compensation, any Incentive Compensation, any Special Benefits, any Additional Benefits or any other sums or benefits accruing to Executive hereunder after the date of termination; provided, however, that the Fixed Annual Compensation otherwise payable during the Disability Period shall nevertheless be payable on the terms set forth herein to Executive as a disability benefit ("Disability Benefit"). Any disability insurance proceeds actually received by Executive during the Disability Period with respect to such Disability shall reduce on a dollar-for-dollar basis the Disability Benefit otherwise payable by Company during the Disability Period pursuant to this Section 3.3.3.

               (b) Incentive Compensation and Options: Should the Term be terminated in accordance with the provisions of Sections
3.3.1 or 3.3.2 by reason of Executive's Death or Disability, Executive or his estate (as the case may be) shall be entitled to receive such prorated Incentive Compensation that shall have accrued during that portion of the fiscal year prior to such Death or Disability. All Options shall vest on the date of termination by reason of Executive's Death or Disability, and Executive's estate shall be entitled to exercise all such Options by reason of Executive's Death as provided in the Option Agreement.

     3.4 Mitigation. Executive agrees to attempt to mitigate the damages he may incur in the event of termination due to Company's Material Breach provided, however, that he shall not be required to accept employment not consistent with his stature and position in the entertainment industry. Executive agrees that if Executive furnishes his services for other engagements or employment after termination hereunder, the total compensation actually earned by Executive together with any other benefits earned by Executive shall reduce any amounts and benefits which Company would otherwise be required to pay or provide to Executive. Executive agrees that he shall give written notice to Company (promptly after accepting employment or furnishing his services after termination of his employment with Company) of any amounts earned (or to be earned) by Executive and any benefits provided (or to be provided) to Executive pursuant to his new employment arrangement. Executive's inability to mitigate due to Disability shall not be a breach hereof. This Section 3.4 shall not apply in the event of a Change of Control of the Company, where Change of Control means the acquisition by one or more persons acting together as a group (other than Pioneer Electronic Corp. or its affiliates) of more than 50% of the voting securities of the Company with the power to elect a majority of the Company's Board of Directors.


4.   General

     4.1 Applicable Law Controls. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law and wherever there is any conflict between any provisions of this Agreement and any material statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail; provided, however, that in any such event the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring them within applicable legal requirements, and provided further that if any obligation to pay the Fixed Annual Compensation or any other amount due Executive hereunder is so curtailed, then such compensation or amount shall be paid as soon thereafter, either during or subsequent to the Term, as permissible.

     4.2 Waiver/Estoppel. Any party hereto may waive the benefit of any term, condition or covenant in this Agreement or any right or remedy at law or in equity to which any party may be entitled but only by an instrument in writing signed by the party to be charged. No estoppel may be raised against any party except to the extent the other party relies on an instrument in writing, signed by the party to be charged, specifically reciting that the other party may rely thereon. The parties' rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative and the exercise of any rights or remedies under one provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies; and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

     4.3 Notices. Any notice which Company is required or may desire to give to Executive hereunder shall be in writing and may be served by delivering it to Executive, or by sending it to Executive by mail (effective three (3) days after mailing) or overnight delivery of same (effective the next business day), at the address set forth on page one hereof, or by telecopy (effective twelve (12) hours after confirmation), or such substitute address as Executive may from time to time designate by notice to Company. A courtesy copy of all notices to Executive shall be delivered to Kenneth Kleinberg, Esq., Kleinberg, Lopez, Lange, Brisbin & Cuddy, 2049 Century Park East, Suite 3180, Los Angeles, California 90067. Any notice which Executive is required or may desire to serve upon Company hereunder shall be served in writing and may be served by delivering it personally or by sending it by mail, telex or telegraph to the address set forth on page one hereof, attention Chairman of the Board, or such other substitute address as Company may from time to time designate by notice to Executive.

     4.4 Governing Law. This Agreement shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the internal, substantive laws of the State of California applicable to agreements fully executed and performed entirely in California.

     4.5 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     4.6 No Joint Venture. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto or appoint any party the agent of any other party. No party shall hold itself out contrary to the terms of this Section and, except as otherwise specifically provided herein, no party shall become liable for the representation, act or omission of any other party. This Agreement is not for the benefit of any third party who is not referred to herein and shall not be deemed to give any right or remedy to any such third party.

     4.7 Modification/Entire Agreement. This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrange-

ment or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith ("Parol Agreements"). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements.

     Please confirm your agreement to the foregoing by signing below where indicated.


Dated as of January 1, 1997  Very truly yours,

                             LIVE Entertainment Inc., a Delaware
                             corporation



                             By:
                             _____________________________________
                                 Ronald B. Cushey
                                 Chief Financial Officer


AGREED AND ACCEPTED
as of this 1st day of January, 1997



___________________________________
Roger A. Burlage